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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE
---------------------

              SONICBLUE ANNOUNCES PRIVATE PLACEMENT OF CONVERTIBLE
                             DEBENTURES AND WARRANTS


        SANTA CLARA, Calif. -- April 23, 2002 -- SONICblue(TM) Incorporated (Nasdaq: SBLU) announced today that it has completed a private placement of $75 million in aggregate principal amount of its 7 3/4% Secured Senior Subordinated Convertible Debentures due 2005 to three institutional investors. SONICblue also issued warrants to purchase up to 7,500,000 shares of its common stock in the transaction. The private placement resulted in gross proceeds to SONICblue, prior to the exercise of the warrants, of approximately $62.25 million. The sale of the Debentures and the Warrants closed on April 22, 2002.

        The Debentures are convertible into the Company's common stock at a conversion price of $19.22 per share. The warrants are fully vested and exercisable at any time until April 22, 2007 at an exercise price of $3.39 per share. The Company, at its option, may pay up to 50% of the interest payments on the Debentures in shares of the Company's common stock.

        SONICblue expects to use the net proceeds from the private placement for working capital and general corporate purposes.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities have not been registered under the Securities Act of 1933 and may not be offered or resold in the United States absent registration or an applicable exemption from registration requirements.



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SONICblue Announces Private Placement of Convertible Debentures
and Warrants                                                              Page 2

        Except for the historical information contained herein, the matters set forth in this press release, including the company's expected use of proceeds of the offering, are forward-looking statements within the meaning of the "safe harbor'" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but unlimited to, the Company's ability to introduce successfully new products, the impact of competitive products and pricing, the Company's ability to continue to improve its gross margins, and other risks detailed from time to time in the SEC reports of SONICblue Incorporated, including its annual report on Form 10-K for the year ended December 31, 2001. These forward-looking statements speak only as of the date hereof. SONICblue disclaims any intention or obligation to update or revise any forward-looking statements.
                                          # # #

FOR MORE INFORMATION:

Tracy Perry
SONICblue
408-588-8086
tperry@SONICblue.com